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                                                                  EXHIBIT 10.CC


                        EMPLOYMENT CONTINUATION AGREEMENT


         THIS AGREEMENT between BW/IP Inc., a Delaware corporation (the "Company"), and BERNARD G. RETHORE (the "Executive"), dated as of this 14th day of December, 1995.


                              W I T N E S E S T H :


         WHEREAS, the Company has employed the Executive in an officer position and has determined that the Executive holds an important position with the Company;

                  WHEREAS, the Company believes that, in the event it is confronted with a situation that could result in a change in ownership or control of the Company, continuity of management will be essential to its ability to evaluate and respond to such situation in the best interests of shareholders;

                  WHEREAS, the Company understands that any such situation will present significant concerns for the Executive with respect to his financial and job security;

                  WHEREAS, the Company desires to assure itself of the Executive's services during the period in which it is confronting such a situation, and to provide the Executive certain financial assurances to enable the Executive to perform the responsibilities of his position without undue distraction and to exercise his judgment without bias due to his personal circumstances;

                  WHEREAS, to achieve these objectives, the Company and the Executive desire to enter into an agreement providing the Company and the Executive with certain rights and obligations upon the occurrence of a Change of Control or Potential Change of Control (as defined in Section 2);

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is hereby agreed by and between the Company and the Executive as follows:

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         1. Operation of Agreement. (a) Effective Date. The effective date of this Agreement shall be the date on which a Change of Control occurs (the "Effective Date"), provided that, except as provided in Section 1(b), if the Executive is not employed by the Company on the Effective Date, this Agreement shall be void and without effect.

                  (b) Termination of Employment Following a Potential Change of Control. Notwithstanding Section 1(a), if (i) the Executive's employment is terminated by the Company Without Cause (as defined in Section 6(c)) after the occurrence of a Potential Change of Control and prior to the occurrence of a Change of Control and (ii) a Change of Control occurs within one year of such termination, the Executive shall be deemed, solely for purposes of determining his rights under this Agreement, to have remained employed until the date such Change of Control occurs and to have been terminated by the Company Without Cause immediately after this Agreement becomes effective.

                  2. Definitions. (a) Change of Control. For the purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if:

                  (i) any Person (as defined below) has acquired, "beneficial ownership" (within the meaning of Rule 13d-3, as promulgated under Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of securities of the Company representing 30% or more of the combined Voting Power (as defined below) of the Company's securities;

                  (ii) within any 24 month period, the persons who were directors of the Company immediately before the beginning of such period (the "Incumbent Directors") shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to the Company, provided that any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director (A) was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of this Section 2(a)(ii) and (B) was not designated by a person who has entered into an agreement with the Company to effect a Corporate Event, as described in
         Section 2(a)(iii); or

                  (iii) the stockholders of the Company approve a merger, consolidation, share exchange, division, sale or other disposition of all or

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         substantially all of the assets of the Company (a "Corporate Event"), as a result of which the shareholders of the Company immediately prior to such Corporate Event shall not hold, directly or indirectly, immediately following such Corporate Event a majority of the Voting Power of (x) in the case of a merger or consolidation, the surviving or resulting corporation, (y) in the case of a share exchange, the acquiring corporation or (z) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than 10% of the consolidated assets of the Company immediately prior to such Event.

                  (b) Potential Change of Control. For the purposes of this Agreement, a Potential Change of Control shall be deemed to have occurred if:

                  (i) a Person commences a tender offer (with reasonably adequate financing) for securities representing at least 20% of the Voting Power of the Company's securities;

                  (ii) the Company enters into an agreement the consummation of which would constitute a Change of Control;

                  (iii) proxies for the election of directors of the Company are solicited by anyone other than the Company; or

                  (iv) any other event occurs which is deemed to be a Potential Change of Control by the Board.

                  (c) Person Defined. For purposes of this Section 2, "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act, as supplemented by Section 13(d)(3) of the Exchange Act; provided, however, that Person shall not include (i) the Company or any subsidiary of the Company or (ii) any employee benefit plan sponsored by the Company or any subsidiary of the Company.

                  (d) Voting Power Defined. A specified percentage of "Voting Power" of a company shall mean such number of the Voting Securities as shall enable the holders thereof to cast such percentage of all the votes which could be cast in an annual election of directors (without consideration of the rights of any class of stock other than the common stock of the company to elect directors by a separate class vote); and "Voting Securities" shall mean all securities of a company entitling the holders thereof to vote in an annual election of directors

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(without consideration of the rights of any class of stock other than the common stock of the company to elect directors by a separate class vote).

                  3. Employment Period. Subject to Section 6 of this Agreement, the Company agrees to continue the Executive in its employ, and the Executive agrees to remain in the employ of the Company, for the period (the "Employment Period") commencing on the Effective Date and ending on the second anniversary of the Effective Date.

                  4. Position and Duties. (a) No Reduction in Position. During the Employment Period, the Executive's position (including titles), authority and responsibilities shall be at least commensurate with those held, exercised and assigned immediately prior to the Effective Date. It is understood that, for purposes of this Agreement, such position, authority and responsibilities shall not be regarded as not commensurate merely by virtue of the fact that a successor shall have acquired all or substantially all of the business and/or assets of the Company as contemplated by Section 13(b) of this Agreement. The Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date.

                  (b) Business Time. From and after the Effective Date, the Executive agrees to devote substantially all of his attention during normal business hours to the business and affairs of the Company, to the extent necessary to discharge his responsibilities hereunder, except for (i) time spent in managing his personal, financial and legal affairs, serving on corporate, civic or charitable boards or committees or working for any charitable or civic organization, in each case only if and to the extent not materially interfering with the performance of such responsibilities, and (ii) periods of vacation and sick leave to which he is entitled. It is expressly understood and agreed that the Executive's continuing to serve on any boards and committees on which he is serving or with which he is otherwise associated immediately preceding the Effective Date shall be deemed not to interfere with the performance of the Executive's services to the Company.

                  5. Compensation. (a) Base Salary. During the Employment Period, the Executive shall receive a base salary at a monthly rate at least equal to the monthly salary paid to the Executive by the Company and any of its affiliated companies immediately prior to the Effective Date. The base salary shall be reviewed at least once each year after the Effective Date, and may be increased (but not decreased) at any time and from time to time by action of the Board or any committee thereof or by any individual having authority to take

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such action in accordance with the Company's regular practices. The Executive's base salary, as it may be increased from time to time, shall hereafter be referred to as "Base Salary". Neither the Base Salary nor any increase in Base Salary after the Effective Date shall serve to limit or reduce any other obligation of the Company hereunder.

                  (b) Annual Bonus. During the Employment Period, in addition to the Base Salary, for each fiscal year of the Company ending during the Employment Period, the Executive shall be afforded the opportunity to receive an annual bonus on terms and conditions no less favorable to the Executive (taking into account reasonable changes in the Company's goals and objectives) than the annual bonus opportunity that had been made available to the Executive for the fiscal year ended immediately prior to the Effective Date (the "Annual Bonus Opportunity"). Any amount payable in respect of the Annual Bonus Opportunity shall be paid as soon as practicable following the year for which the amount (or prorated portion) is earned or awarded, but not later than 90 days after the close of the calendar year for which the bonus is payable, unless electively deferred by the Executive pursuant to any deferral programs or arrangements that the Company may make available to the Executive.

                  (c) Long-term Incentive Compensation Programs. During the Employment Period, the Executive shall participate in all long-term incentive compensation programs for key executives at a level that is commensurate with the Executive's participation in such plans immediately prior to the Effective Date, or, if more favorable to the Executive, at the level made available to the Executive or other similarly situated officers at any time thereafter.

                  (d) Benefit Plans. During the Employment Period, the Executive (and, to the extent applicable, his dependents) shall be entitled to participate in or be covered under all pension, retirement, deferred compensation, savings, medical, dental, health, disability, group life, accidental death and travel accident insurance plans and programs of the Company and its affiliated companies at a level that is commensurate with the Executive's participation in such plans immediately prior to the Effective Date, or, if more favorable to the Executive, at the level made available to the Executive or other similarly situated officers at any time thereafter.

                  (e) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies and procedures of the Company as in effect immediately prior to the Effective Date. Notwithstanding

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the foregoing, the Company may apply the policies and procedures in effect after the Effective Date to the Executive, if such policies and procedures are more favorable to the Executive than those in effect immediately prior to the Effective Date.

                  (f) Vacation, Perquisites and Fringe Benefits. During the Employment Period, the Executive shall be entitled to paid vacation, perquisites and fringe benefits at a level that is commensurate with the paid vacation, perquisites and fringe benefits available to the Executive immediately prior to the Effective Date, or, if more favorable to the Executive, at the level made available from time to time to the Executive or other similarly situated officers at any time thereafter.

                  (g) Indemnification. The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's certificate of incorporation or bylaws or resolutions of the Board or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith. The Company agrees to continue and maintain a directors' and officers' liability insurance policy covering the Executive to the extent the Company provides such coverage for its other executive officers.

                  (h) Office and Support Staff. The Executive shall be entitled to an office with furnishings and other appointments, and to secretarial and other assistance, at a level that is at least commensurate with that provided to the Executive immediately prior to the Effective Date.

                  6. Termination. (a) Death, Disability or Retirement. Subject to the provisions of Section 1 hereof, this Agreement shall terminate automatically upon the Executive's death, termination due to "Disability" (as defined below) or voluntary retirement under any of the Company's retirement plans as in effect from time to time. For purposes of this Agreement, Disability shall mean the Executive has been incapable of substantially fulfilling the positions, duties, responsibilities and obligations set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of (i) at least five consecutive months or (ii) more than seven months in

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any twelve month period. The Company and the Executive shall agree on the identity of a physician to resolve any question as to the Executive's disability. If the Company and the Executive cannot agree on the physician to make such determination, then the Company and the Executive shall each select a physician and those physicians shall jointly select a third physician, who shall make the determination. The determination of any such physician shall be final and conclusive for all purposes of this Agreement. The Executive or his legal representative or any adult member of his immediate family shall have the right to present to such physician such information and arguments as to the Executive's disability as he, she or they deem appropriate, including the opinion of the Executive's personal physician.

                  (b) Voluntary Termination. Notwithstanding anything in this Agreement to the contrary, following a Change of Control the Executive may, upon not less than 30 days' written notice to the Company, voluntarily terminate employment for any reason (including early retirement under the terms of any of the Company's retirement plans as in effect from time to time), provided that any termination by the Executive pursuant to Section 6(d) on account of Good Reason (as defined therein) shall not be treated as a voluntary termination under this Section 6(b).

                  (c) Cause. The Company may terminate the Executive's employment for Cause. For purposes of this Agreement, "Cause" means (i) the Executive's conviction of a felony or the entering by the Executive of a plea of nolo contendere to a felony charge, (ii) the Executive's gross neglect, willful malfeasance or willful gross misconduct in connection with his employment hereunder which has had a material adverse effect on the business of the Company and its subsidiaries, unless the Executive reasonably believed in good faith that such act or nonact was in or not opposed to the best interests of the Company, or (iii) repeated material violations by the Executive of his obligations under Section 4 of this Agreement, which violations are demonstrably willful and deliberate on the Executive's part and which result in material damage to the Company's business or reputation.

                  (d) Good Reason. Following the occurrence of a Change of Control, the Executive may terminate his employment for Good Reason. For purposes of this Agreement, "Good Reason" means the occurrence of any of the following, without the express written consent of the Executive, after the occurrence of a Change of Control:

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                  (i) (A) the assignment to the Executive of any duties
         inconsistent with the Executive's position, authority or responsibilities as contemplated by Section 4 of this Agreement, or (B) failure to continue the Executive as the Company's President and Chief Executive Officer or as a member of the Board, other than in connection with a Termination for Cause or a Termination due to Disability or any other material adverse change in such position, including titles, authority or responsibilities;

                  (ii) any failure by the Company to comply with any of the provisions of Section 5 of this Agreement, other than an insubstantial or inadvertent failure remedied by the Company promptly after receipt of notice thereof given by the Executive;

                  (iii) the Company's requiring the Executive to be based at any office or location more than 40 miles (or such other distance as shall be set forth in the Company's relocation policy as in effect at the Effective Time) from that location at which he performed his services specified under the provisions of Section 4 immediately prior to the Change of Control, except for travel reasonably required in the performance of the Executive's responsibilities;

                  (iv) any other material breach of this Agreement by the Company; or

                  (v) any failure by the Company to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by
         Section 13(b).

In no event shall the mere occurrence of a Change of Control, absent any further impact on the Executive, be deemed to constitute Good Reason.

                  (e) Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(e). For purposes of this Agreement, a "Notice of Termination" means a written notice given, in the case of a termination for Cause, within 10 business days of the Company's having actual knowledge of the events giving rise to such termination, and in the case of a termination for Good Reason, within 180 days of the Executive's having actual knowledge of the events giving rise to such termination, and which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and

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circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date of the Executive's employment (which date shall be not more than 15 days after the giving of such notice). The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his rights hereunder.

                  (f) Date of Termination. For the purpose of this Agreement, the term "Date of Termination" means (i) in the case of a termination for which a Notice of Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein, as the case may be, and
(ii) in all other cases, the actual date on which the Executive's employment terminates during the Employment Period.

                  7. Obligations of the Company upon Termination. (a) Death or Disability. If the Executive's employment is terminated during the Employment Period by reason of the Executive's death or Disability, this Agreement shall terminate without further obligations to the Executive or the Executive's legal representatives under this Agreement other than those obligations accrued hereunder at the Date of Termination, and the Company shall pay to the Executive (or his beneficiary or estate) (i) the Executive's full Base Salary through the Date of Termination (the "Earned Salary"), (ii) a pro-rata bonus for the year of termination equal to the product of (x) the annual incentive compensation the Executive would have been entitled to receive for the calendar year in which his active service for the Company terminates had he remained employed for the entire year and assuming that the performance requirements to receive a bonus at (but not above) target for such year had been met, multiplied by (y) a fraction, the numerator of which is equal to the number of days in such calendar year occurring on or prior to the termination of the Executive's active service for the Company and the denominator of which is 365 (the "Pro Rata Bonus"); (iii) any vested amounts or vested benefits owing to the Executive under the Company's otherwise applicable employee benefit plans and programs, including any compensation previously deferred by the Executive (together with any accrued earnings thereon) and not yet paid by the Company and any accrued vacation pay not yet paid by the Company (the "Accrued Obligations"), and (iv) any other benefits payable due to the Executive's death or Disability under the Company's plans, policies or programs (the "Additional Benefits").

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                  Any Earned Salary shall be paid in cash in a single lump sum as soon as practicable, but in no event more than 30 days (or at such earlier date required by law), following the Date of Termination. Accrued Obligations and Additional Benefits shall be paid in accordance with the terms of the applicable plan, program or arrangement.

                  (b) Cause and Voluntary Termination. If the Executive's employment shall be terminated for Cause or voluntarily terminated by the Executive (other than on account of Good Reason following a Change of Control), the Company shall pay the Executive (i) the Earned Salary in cash in a single lump sum as soon as practicable, but in no event more than 10 days, following the Date of Termination, and (ii) the Accrued Obligations in accordance with the terms of the applicable plan, program or arrangement.

                  (c) Termination by the Company other than for Cause and Termination by the Executive for Good Reason.

                  (i) Lump Sum Payments. If, during the Employment Period, the Company terminates the Executive's employment other than for Cause, or following a Change of Control the Executive terminates his employment for Good Reason, the Company shall pay to the Executive the following amounts:

                  (A) the Executive's Earned Salary;

                  (B) the Pro Rata Bonus;

                  (C) a cash amount (the "Severance Amount") equal to three
                      times the sum of (x) the Executive's - annual Base Salary and (y) an amount equal to the greater of (1) the last annual bonus paid - - to the Executive (or if, at the Date of Termination, the Executive has not been eligible to receive an annual bonus for an entire calendar year, the annual bonus that would have been payable to the Executive at target performance for the year in which termination occurs) and (2) the product of (i) the Executive's annual Base Salary and (ii) the average of the percentages of the Executive's then current Base Salary paid as an annual bonus with respect to each of the last three calendar years ended prior to the Change of Control (or, if at the Date of Termination,

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                      the Executive has been employed for less than three full
                      calendar years, for the number of full calendar years during which the Executive was employed);

                  (D) the Accrued Obligations.

         The Earned Salary and Severance Amount shall be paid in cash in a single lump sum as soon as practicable, but in no event more than 30 days (or at such earlier date required by law), following the Date of Termination. Accrued Obligations shall be paid in accordance with the terms of the applicable plan, program or arrangement.

                  (ii) Premium Shares. If, during the Employment Period, the Company terminates the Executive's employment other than for Cause, or the Executive terminates his employment for Good Reason, any Premium Shares (as defined in Section 5(c) of the employment agreement dated as of October 19, 1995 between the Executive and the Company (the "Employment Agreement")) that have not previously vested in accordance with the terms of such Section 5(c) shall vest and become nonforfeitable upon the Executive's termination of employment.

                  (iii) Continuation of Benefits. If, during the Employment Period, the Company terminates the Executive's employment other than for Cause, or following a Change of Control the Executive terminates his employment for Good Reason, the Executive (and, to the extent applicable, his dependents) shall be entitled, after the Date of Termination until the earlier of (1) the third anniversary of the Date of Termination (the "End Date") and (2) the date the Executive becomes eligible for comparable benefits under a similar plan, policy or program of a subsequent employer, to continue participation in all of the Company's employee and executive welfare and fringe benefit plans (the "Benefit Plans"). To the extent any such benefits cannot be provided under the terms of the applicable plan, policy or program, the Company shall provide a comparable benefit under another plan or from the Company's general assets. The Executive's participation in the Benefit Plans will be on the same terms and conditions that would have applied had the Executive continued to be employed by the Company through the End Date.

                  (iv) Car Allowance and Outplacement Services. In addition to the benefits continuation described in Section 7(c)(iii), the Company shall also continue to provide the Executive with the same car allowance that

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         was made available to the Executive immediately prior to the Change of
         Control (or the use of the same automobile, if the Company provided the Executive with such an automobile in lieu of a car allowance) until the earlier of (x) the time that the Executive obtains other employment or
         (y) the third anniversary of the Date of Termination. The Company shall also make available to the Executive at its expense the full services of a qualified independent outplacement firm to assist the Executive in obtaining other employment.

                  (d) Discharge of the Company's Obligations. Except as expressly provided in the last sentence of this Section 7(d), the amounts payable to the Executive pursuant to this Section 7 (whether or not reduced pursuant to Section 7(f)) following termination of his employment shall be in full and complete satisfaction of the Executive's rights under this Agreement and any other claims he may have in respect of his employment by the Company or any of its subsidiaries other than claims (i) for common law torts that arise other than in connection with his termination of employment or (ii) under other contracts between the Executive and the Company or its subsidiaries; provided that, in no event shall the exception set forth in subclause (ii) above be construed to permit the Executive to receive both the benefits payable under this Section 7 and the benefits payable under Paragraph 7 of the Employment Agreement. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon the Executive's receipt of such amounts, the Company shall be released and discharged from any and all liability to the Executive in connection with this Agreement or otherwise in connection with the Executive's employment with the Company and its subsidiaries, except as otherwise provided in the preceding sentence. Nothing in this Section 7(d) shall be construed to release the Company from its commitment to indemnify the Executive and hold the Executive harmless from and against any claim, loss or cause of action arising from or out of the Executive's performance as an officer, director or employee of the Company or any of its subsidiaries or in any other capacity, including any fiduciary capacity, in which the Executive served at the request of the Company to the maximum extent permitted by applicable law.

                  (e) Employment Agreement. Notwithstanding the occurrence of the Effective Date, the Employment Agreement shall remain in effect, provided that any provision of this Agreement which is more favorable to the Executive than a similar provision in the Employment Agreement shall control and supersede any provisions of the Employment Agreement which conflict with the provisions hereof or are otherwise inconsistent with the provisions hereof and provided further that the provisions of Section 7(f) shall be applicable in any event.

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                  (f)  Limit on Payments by the Company.

                  (i) Application of Section 7(f). In the event that any amount or benefit paid or distributed to the Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to the Executive by the Company or any affiliated company (collectively, the "Covered Payments"), would be an "excess parachute payment" as defined in Section 280G of the Code and would thereby subject the Executive to the tax (the "Excise Tax") imposed under Section 4999 of the Code (or any similar tax that may hereafter be imposed), the provisions of this Section 7(f) shall apply to determine the amounts payable to the Executive pursuant to this Agreement.

                  (ii) Calculation of Benefits. Immediately following delivery of any Notice of Termination, the Company shall notify the Executive of the aggregate present value of all termination benefits to which he would be entitled under this Agreement and any other plan, program or arrangement as of the projected Date of Termination, together with the projected maximum payments, determined as of such projected Date of Termination that could be paid without the Executive being subject to the Excise Tax.

                  (iii) Imposition of Payment Cap. If the aggregate value of all compensation payments or benefits to be paid or provided to the Executive under this Agreement and any other plan, agreement or arrangement with the Company exceeds the amount which can be paid to the Executive without the Executive incurring an Excise Tax, then the amounts payable to the Executive under this Section 7 shall be reduced (but not below zero) to the maximum amount which may be paid hereunder without the Executive becoming subject to such an Excise Tax (such reduced payments to be referred to as the "Payment Cap"). In the event that the Executive receives reduced payments and benefits hereunder, the Executive shall have the right to designate which of the payments and benefits otherwise provided for in this Agreement that he will receive in connection with the application of the Payment Cap.

                  (iv) Application of Section 280G. For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

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                  (A) (x) whether Covered Payments are "parachute payments"
                      within the meaning of Section 280G of the Code, and (y) whether there are "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be determined in good faith by the Company's independent certified public accountants appointed prior to the Effective Date (the "Accountants") or tax counsel selected by such Accountants, and

                  (B) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

                  (v) Adjustments in Respect of the Payment Cap. If the Executive receives reduced payments and benefits under this Section 7(f)(or this Section 7(f) is determined not to be applicable to the Executive because the Accountants conclude that Executive is not subject to any Excise Tax) and it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding (a "Final Determination") that, notwithstanding the good faith of the Executive and the Company in applying the terms of this Agreement, the aggregate "parachute payments" within the meaning of Section 280G of the Code paid to the Executive or for his benefit are in an amount that would result in the Executive's being subject to an Excise Tax, then any amounts actually paid to or on behalf of the Executive which are treated as excess parachute payments shall be deemed for all purposes to be a loan to the Executive made on the date of receipt of such excess payments, which the Executive shall have an obligation to repay to the Company on demand, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of the payment hereunder to the date of repayment by the Executive. If the Executive receives reduced payments and benefits by reason of this Section 7(f) and it is established pursuant to a Final Determination that the Executive could have received a greater amount without exceeding the Payment Cap, then the Company shall promptly thereafter pay the Executive the aggregate additional amount which could have been paid without exceeding the Payment Cap, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the original payment due date to the date of actual payment by the Company.

                  8. Non-exclusivity of Rights. Except as expressly provided herein, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other agreements with the Company or any of its affiliated companies, including employment agreements or stock option agreements. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

                  9. No Mitigation or Offset. The Executive shall have no obligation to seek other employment and, except as expressly provided in Sections 7(c)(iii) and 7(c)(iv), there shall be no offset against amounts due to the Executive under this Agreement on account of any remuneration attributable to subsequent employment that he may obtain. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others. In the event that the Executive shall in good faith give a Notice of Termination for Good Reason and it shall thereafter be determined that Good Reason did not exist, the employment of the Executive shall, unless the Company and the Executive shall otherwise mutually agree, be deemed to have terminated, at the date of giving such purported Notice of Termination, by mutual consent of the Company and the Executive and the Executive shall be entitled to receive only his Earned Salary and the Accrued Obligations which he would have been entitled to receive upon a voluntary termination.

                  10. Legal Fees and Expenses. If the Executive asserts any claim in any contest (whether initiated by the Executive or by the Company) as to the validity, enforceability or interpretation of any provision of this Agreement, the Company shall pay the Executive's legal expenses (or cause such expenses to be paid) including, without limitation, his reasonable attorney's fees, on a quarterly basis, upon presentation of proof of such expenses in a form acceptable to the Company, provided that the Executive shall reimburse the Company for such amounts, plus simple interest thereon at the 90-day United States Treasury Bill rate as in effect from time to time, compounded annually, if the Executive shall not prevail, in whole or in part, as to any material issue as to the validity, enforceability or interpretation of any provision of this Agreement.

                  11. Confidential Information; Company Property. By and in consideration of the salary and benefits to be provided by the Company hereunder, including the severance arrangements set forth herein, the Executive agrees that:

                  (a) Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, (i) obtained by the Executive during his employment by the Company or any of its affiliated companies and (ii) not otherwise public knowledge (other than by reason of an unauthorized act by the Executive). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company, unless compelled pursuant to an order of a court or other body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

                  (b) Company Property. Except as expressly provided herein, promptly following the Executive's termination of employment, the Executive shall return to the Company all property of the Company and all copies thereof in the Executive's possession or under his control, except that the Executive may retain his personal notes, diaries, Rolodexes, calendars and correspondence.

                  (c) Injunctive Relief and Other Remedies with Respect to Covenants. The Executive acknowledges and agrees that the covenants and obligations of the Executive with respect to confidentiality and Company property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining the Executive from committing any violation of the covenants and obligations contained in this Section 11. These remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. In no event shall an asserted violation of the provisions of this Section 11 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

                  12. Elimination of Stock Ownership Requirement. Upon the occurrence of a Change of Control, the share ownership guidelines set forth in
Section 5(a) of the Employment Agreement shall cease to be applicable.

                  13. Successors. (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

                  (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

                  14. Miscellaneous. (a) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applied without reference to principles of conflict of laws.

                  (b) Arbitration. Except to the extent provided in Section 11(c), any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. The arbitration shall be held in the city of Los Angeles, California and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association (or such other voluntary arbitration rules applicable to employment contract disputes) in effect at the time of the arbitration, supplemented, as necessary, by those principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Company and the Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators.

                  (c) Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                  (d) Entire Agreement. This Agreement, together with the Employment Agreement, constitutes the entire agreement between the parties hereto with respect to the matters referred to herein. No other agreement relating to the terms of the Executive's employment by the Company, oral or otherwise, shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. The Executive acknowledges that he is entering into this Agreement of his own free will and accord, and with no duress, that he has read this Agreement and that he understands it and its legal consequences.

                  (e) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Executive:                   at the home address of the Executive noted on the
                                            records of the Company

     If to the Company:                     BW/IP INC.
                                                 200 Oceangate Boulevard
                                                 Suite 900
                                                 Long Beach, CA  90802
                                                 Attn.: Secretary

     with a copy to:                       Debevoise & Plimpton
                                                 875 Third Avenue
                                                 New York, NY 10022
                                                 Attn.: Lawrence K. Cagney, Esq.

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

                  (f) Tax Withholding. The Company shall withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                  (g) Severability; Reformation. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event that any of the provisions of any of Section 11(a) are not enforceable in accordance with its terms, the Executive and the Company agree that such Section shall be reformed to make such Section enforceable in a manner which provides the Company the maximum rights permitted at law.

                  (h) Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

                  (i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  (j) Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

                  IN WITNESS WHEREOF, the Executive has hereunto set his hand and the Company has caused this Agreement to be executed in its name on its behalf, and its corporate seal to be hereunto affixed and attested by its Secretary, all as of the day and year first above written.


                                            BW/IP INC.
                                            /s/ P.C. Valli
                                            -----------------------
                                            By: P. C. Valli
                                            Title: Chairman

WITNESSED:
/s/ John D. Hannesson
---------------------
John D. Hannesson



                                            BERNARD G. RETHORE:
                                            /s/ Bernard G. Rethore
                                            -------------------------

WITNESSED:
/s/ John D. Hannesson
---------------------
John D. Hannesson